Exhibit 10.15
WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT
This Restricted Stock Award Agreement (this “Award Agreement”) evidences the award (the “Award”) by Wingstop Inc. (the “Company”) to [________] (the “Grantee”) of [________] shares of Common Stock of the Company (the “Restricted Stock”) in accordance with and subject to the restrictions set forth in this Award Agreement and the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”).

WINGSTOP INC.

By:
Name:
Title:
TERMS AND CONDITIONS
Section 1.Plan. The Award is subject to all of the terms and conditions set forth in the Plan and this Award Agreement, and all capitalized terms not otherwise defined in this Award Agreement have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Award Agreement is inconsistent with the Plan, the Plan will control. A copy of the Plan will be made available to the Grantee upon written request to the Secretary of the Company.
Section 2.Consideration. The grant of Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.
Section 3.Restricted Period; Vesting. Except as otherwise provided herein, provided that the Grantee has not incurred a Termination as of the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Restricted Stock
[________]	[________] shares of Restricted Stock
[________]	[________] shares of Restricted Stock
[________]	[________] shares of Restricted Stock
(a) The foregoing vesting schedule notwithstanding, upon the Grantee’s Termination for any reason at any time before all of his or her Restricted Stock has vested, the Grantee’s unvested Restricted Stock shall be automatically forfeited upon such Termination and the Company shall not have any further obligations to the Grantee under this Award Agreement.

(b) Unless otherwise determined by the Committee at the time of a Change in Control, if there is a Change in Control, then to the extent not otherwise vested pursuant to Section 3, the unvested portion of the Restricted Stock shall be forfeited as of the date of the Change in Control.
Section 4.Restrictions. Subject to any exceptions set forth in this Award Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.
Section 5.Rights as Shareholder; Dividends. The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive any and all dividends or other distributions paid with respect to those shares of Restricted Stock which the Grantee is the record owner on the record date for such dividend or other distribution; provided, however, that any property or cash (including, without limitation, any regular cash dividends) distributed with respect to a share of Restricted Stock (the “associated share”) acquired hereunder, including without limitation a distribution of shares of common stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Award Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the shares of Restricted Stock be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. Any cash amounts that would otherwise have been paid with respect to an associated share shall be accumulated and paid to the Grantee, without interest, only upon, or within thirty (30) days following, the date on which such associated share vests in accordance with this Award Agreement (such date, the “Vesting Date”) and any other property distributable with respect to an associated share shall vest on the Vesting Date. References in this Award Agreement to the shares of Restricted Stock shall refer, mutatis mutandis, to any such restricted rights to cash or restricted property described in this Section 5.
Section 6.Delivery. The Company may issue evidence of the Grantee’s interest by issuing “book entry” Shares (i.e., a computerized or manual book entry account) in the records of the Company or its transfer agent in the Grantee’s name.
Section 7.Release. As a condition to the lapse of vesting restrictions set forth in this Award Agreement and the Plan or removal of any legend restricting the transferability of the shares of Restricted Stock pursuant to this Award Agreement, the Company, at its option, may require the Grantee to execute a general release on behalf of the Grantee and the Grantee’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and former affiliate of the Company, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Board.
Section 8.No Right to Continue Service. Neither the Plan, this Award Agreement, the Award, nor any related material shall give the Grantee the right to continue in employment by Company or shall adversely affect the right of the Company to terminate the Grantee’s employment with or without Cause at any time.
Section 9.Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
Section 10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
Section 11.Legends. A legend may be placed on any certificate(s), notice(s) of uncertificated shares, or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Award Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange on which the shares of Common Stock are then listed or quoted.
Section 12.Other Agreements. The Grantee shall (as a condition of the lapse of vesting restrictions set forth in this Award Agreement and the Plan or removal of any legend restricting the transferability of the shares of Restricted Stock pursuant to this Award Agreement) enter into such additional confidentiality, covenant not to compete, non-disparagement and non-solicitation, employee retention, and other agreements as the Company deems appropriate, all in a form acceptable to the Board. The shares of Restricted Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this Section 12. The Grantee acknowledges that his receipt of the Award and participation in the Plan is voluntary on his part and has not been induced by a promise of employment or continued employment.
Section 13.Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the shares of Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a) tendering a cash payment;
(b) authorizing the Company to withhold shares of Common Stock from the Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the shares of Restricted Stock;
(c) delivering to the Company previously owned and unencumbered shares of Common Stock; or
(d) any combination of (a), (b), or (c).
In the event that any shares of Restricted Stock vest during a closed trading window under the Company’s Insider Trading Compliance Policy, the Company shall satisfy any federal, state, or local tax withholding obligation in connection therewith by the method specified in Section 13(b).
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (x) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the shares of Restricted Stock or the subsequent sale of any shares, and (y) does not commit to structure the shares of Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Section 14.No Challenge.  Notwithstanding any provision of this Award Agreement to the contrary, the Grantee covenants and agrees that he or she will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Award Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Award Agreement, in any claim, lawsuit, arbitration or other proceeding.  Should the Grantee violate any aspect of this Section 14, the Grantee agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that the

Grantee will pay all costs and damages incurred by the Company in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees and expenses), or such defense, as the case may be; (C) that the Grantee will immediately forfeit all unvested shares of Restricted Stock; and (d) that the Grantee will immediately sell to the Company all vested shares of Restricted Stock at a price equal to the fair market value of such shares on the Grant Date, or the current fair market value of such shares (as determined in the sole discretion of the Company), whichever is less.
Section 15.Governing Law. The Plan and this Award Agreement shall be governed by the laws of the State of Delaware.
Section 16.Binding Effect. This Award Agreement shall be binding upon the Company and the Grantee and their respective heirs, executors, administrators and successors.
Section 17.Headings and Sections. The headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement. Any references to sections in this Award Agreement shall be to sections of this Award Agreement, unless otherwise expressly stated as part of such reference.

Accepted and agreed to:

_____________________________
Grantee

Date: _________________________